CERTIFICATE ELIMINATING

REFERENCE TO A SERIES OF SHARES OF STOCK FROM THE

CERTIFICATE OF INCORPORATION

OF

AXOS FINANCIAL, INC.

January 25, 2021

Axos Financial, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The designation of the Series of shares of stock of the Corporation to which this certificate relates is the Series A – 6% Cumulative Nonparticipating Perpetual Preferred Stock Convertible through January 2009 (the "Series A Preferred Stock").

SECOND: The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of said Series A Preferred Stock were provided for in a resolution adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation. A certificate setting forth said resolution has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

THIRD: The Board of Directors of the Corporation has adopted the following resolutions:

RESOLVED, that none of the authorized shares of stock designated in the Certificate of Incorporation as the Series A Preferred Stock are currently outstanding, and none will be issued by the Corporation.

RESOLVED FURTHER, that the Designated Officers be, and each of them hereby is, authorized and directed to file a certificate with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the Delaware General Corporation Law, stating that no authorized shares of the Series A Preferred Stock are outstanding and that none will be issued, in order to eliminate from the Certificate of Incorporation all references to and designation of the Series A Preferred Stock.

FOURTH: The “Designated Officers” include Gregory Garrabrants, President and Chief Executive Officer, and Andrew J. Micheletti, Executive Vice President and Chief Financial Officer.

FIFTH: This certificate shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate in the name and on behalf of the Company on and as of the date set forth above.

By: /s/ Andrew J. Micheletti
Name:    Andrew J. Micheletti
Title:    Executive Vice President and Chief Financial Officer